Exhibit 10.2

AMENDMENT TO NON-EMPLOYEE DIRECTOR

PHANTOM STOCK UNIT AGREEMENT

THIS AMENDMENT TO PHANTOM STOCK UNIT AGREEMENT (the “Amendment”), dated as of the 12th day of July, 2013, by and between Arden Group, Inc., a Delaware corporation (the “Company”), and ____________ (the “Unit Holder”), is made with reference to the following facts:

A.      The Company and Unit Holder previously entered into that certain Non-Employee Director Phantom Stock Unit Agreement dated January 15, 2010, as subsequently modified (the “Original Agreement”) whereby the Company granted the Unit Holder _______ (_____) Units on the terms and conditions set forth in the Original Agreement;

B.      The Company and the Unit Holder have agreed to amend certain terms of the Original Agreement, as hereinafter set forth.

NOW, THEREFORE, it is agreed as follows:

1.     Effective as of the date hereof but subject to Section 5 of this Amendment, Paragraph 3(d) of the Original Agreement is deleted, and Paragraph 7 of the Original Agreement is deleted and replaced with the following:

“7. Vesting and Termination Upon Merger. Notwithstanding any other provisions of this Agreement, in the event of a transaction (a “Transaction”) resulting in a Change in Control (as defined below), then (i) subject to and immediately prior to the consummation of the Transaction, all unvested Units then held by the Unit Holder shall vest and the Unit Holder shall be paid the amount provided in Paragraph 1(a) above for all then unexercised Units then held by him in the manner provided in said Paragraph 1(a) as if such Unit Holder had exercised his right and option to be paid for all of such Units immediately prior to the consummation of such Transaction, and (ii) subject to and upon the consummation of the Transaction, all of the Units shall automatically and without notice terminate and become null and void. For purposes hereof, a “Change in Control” shall mean solely a merger, consolidation, statutory share exchange, or similar form of corporate transaction (whether in one or a series of related transactions) involving the Company, unless immediately following such transaction more than fifty percent (50%) of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity is owned, directly or indirectly, by persons who were stockholders of the Company immediately prior to the transaction or transactions.”

2.     Effective as of the date hereof but subject to Section 5 of this Amendment, the following is added to the Original Agreement as new Paragraph 1(c):

“(c) Notwithstanding Paragraph 1(b) above, in the event of a Transaction described in Paragraph 7 of this Agreement, the Exercise Date Price shall be the price per share to be paid in the Transaction for each share of the Company’s Class A Common Stock.”

3.     All capitalized terms used in this Amendment and which are not defined in this Amendment shall have the same meaning as in the Original Agreement.

4.       In all other respects, except as amended by this Amendment, the Original Agreement shall remain in full force and effect in accordance with its terms.

5.       Notwithstanding the foregoing, this Amendment shall terminate, and the amendments and deletions made in this Amendment shall have no further force and effect, if the Board of Directors of the Company terminates the Company’s Change In Control Plan adopted concurrently herewith, prior to the consummation of any Transaction, in which case the Original Agreement shall continue in full force and affect unamended and unmodified by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARDEN GROUP, INC.	UNIT HOLDER:

By:

Address for Notice:

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